Exhibit 99.1
RELEASE DATE: May 9, 2006

CONTACT:	Media:	Financial Community:
	Jim Kosowski	Dennis Halpin
	304-234-2440	304-234-2421
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
ANNOUNCES FIRST QUARTER 2006 RESULTS
WHEELING, WV, May 9, 2006 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended March 31, 2006.
     For the first quarter of 2006, the Company reported a net loss of $2.1 million, or $(0.15) per basic and diluted share. This compares to net income of $8.1 million for first quarter of 2005, or $0.57 per basic share and $0.56 per diluted share.
     Net sales for the first quarter of 2006 totaled $437.0 million as compared to net sales of $399.5 million for the first quarter of 2005. Net sales for the first quarter of 2006 and 2005 included $14.8 million and $12.9 million, respectively, from the sale of excess raw materials. Net sales of steel products for the first quarter of 2006 totaled $422.2 million on steel shipments of 620,668 tons, or $680 per ton. Net sales of steel products for the first quarter of 2005 totaled $386.6 million on steel shipments of 522,803 tons, or $739 per ton. The increase in net sales was due to higher steel shipments and higher sales of excess raw materials, offset by a lower average selling price of steel products. Steel shipments during the first quarter of 2005 were adversely affected by the basic oxygen furnace ductwork collapse, which occurred in December 2004.
     Cost of sales for the first quarter of 2006 totaled $408.1 million as compared to cost of sales of $355.9 million for the first quarter of 2005. Cost of sales for the first quarter of 2006 included the costs related to the sale of excess raw materials of $13.2 million and was reduced by a $7.3 million insurance recovery applicable to prior year claims. Cost of sales for the first quarter of 2005 included the costs related to sale of excess raw materials of $7.4 million and was reduced by $4.4 million related to the receipt of an environmental settlement applicable to prior year claims.
     Cost of sales of steel products sold during the first quarter of 2006 totaled $402.2 million, or $648 per ton. Cost of sales of steel products sold during the first quarter of 2005 totaled $352.9 million, or $675 per ton. The increase in cost of steel products sold of $49.3 million resulted principally from an increase in the volume of steel products sold, offset by a reduction in the cost of steel products sold of $27 per ton. The decrease in the cost to produce steel products resulted principally from a decrease in the cost of scrap, offset, in part, by increases in the cost of certain other raw materials used in our steelmaking process.
     “While our first quarter loss represented an improvement from the fourth quarter of 2005, it was a disappointment given current demand for our products. Importantly, however, we continue to make progress in implementing key initiatives of our long-term strategic plan,” said James G. Bradley,

Wheeling-Pittsburgh Chairman and Chief Executive Officer. “Our Hot Strip Mill roll changer project was a success, the EAF is consistently producing at higher rates and the rehabilitation of the Mountain State Carbon coke plant is well underway. We expect to see benefits to our performance as these projects are completed.”
     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-366-7640 or 303-262-2005. A replay will be available until May 16, 2006 by dialing 800-405-2236 or 303-590-3000, and using the pass code 11060101. The call can also be accessed via the Internet live or as a replay through http://www.earnings.com.
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Item 1A — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the remaining issues related to the successful completion of the full ramp up of production from our electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2006	2005
Revenues:
Net sales, including sales to affiliates of $94,674 and $99,839	$436,978	$399,508

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $92,682 and $93,073, excluding depreciation and amortization expense	408,118	355,958
Depreciation and amortization expense	8,307	9,469
Selling, general and administrative expense	20,650	19,317

Total cost and expenses	437,075	384,744

Operating (loss) income	(97)	14,764
Interest expense and other financing costs	(6,151)	(5,580)
Other income	2,816	2,968

(Loss) income before income taxes	(3,432)	12,152
Income tax provision	—	4,052

(Loss) income before minority interest	(3,432)	8,100
Minority interest in loss of consolidated subsidiary	1,322	—

Net (loss) income	$(2,110)	$8,100

(Loss) earnings per share:
Basic	$(0.15)	$0.57
Diluted	$(0.15)	$0.56

Weighted average shares (in thousands):
Basic	14,516	14,109
Diluted	14,516	14,364

Shipments — tons	620,668	522,803
Production — tons	661,411	653,264

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,578	$8,863
Accounts receivables, less allowance for doubtful accounts of $2,716 and $2,594	178,028	132,643
Inventories	218,433	166,566
Prepaid expenses and deferred charges	17,722	21,732

Total current assets	423,761	329,804
Investment in and advances to affiliated companies	47,155	55,100
Property, plant and equipment, less accumulated depreciation of $84,126 and $75,977	577,518	557,500
Deferred income tax benefits	25,441	26,264
Restricted cash	17,590	13,691
Other intangible assets, less accumulated amortization of $1,951 and $1,795	4,569	4,725
Deferred charges and other assets	13,101	33,164

Total assets	$1,109,135	$1,020,248

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $17,029 and $21,020	$130,788	$117,821
Short-term debt	85,700	17,300
Payroll and employee benefits payable	45,905	41,125
Accrued income and other taxes	12,219	11,735
Deferred income taxes payable	25,441	26,264
Accrued interest and other liabilities	6,873	5,757
Deferred revenue	4,106	8,523
Long-term debt due in one year	31,534	31,357

Total current liabilities	342,566	259,882
Long-term debt	277,396	284,100
Employee benefits	123,661	123,498
Other liabilities	12,732	13,030

Total liabilities	756,355	680,510

Minority interest in consolidated subsidiary	88,363	74,234

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 14,700,956 and 14,686,354 issued; 14,694,290 and 14,679,688 shares outstanding	147	147
Additional paid-in capital	277,120	276,097
Accumulated deficit	(12,750)	(10,640)
Treasury stock, 6,666 shares, at cost	(100)	(100)

Total stockholders’ equity	264,417	265,504

Total liabilities and stockholders’ equity	$1,109,135	$1,020,248